EX-FILING FEES

CALCULATION OF FILING FEE TABLES

F-3

ROYAL BANK OF CANADA

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $1,800,000,000. The prospectus is a final prospectus for the related offering.